AMENDED AND RESTATED
SOLAZYME DEVELOPMENT AGREEMENT
This Amended and Restated Solazyme Development Agreement (“Agreement”) is entered into as of October 27, 2015 (the “Effective Date”), by and among Solazyme Bunge Renewable Oils Coöperatief U.A., a Netherlands Cooperative with a place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (the “Company”), and Solazyme Bunge Produtos Renováveis Ltda., a Brazilian limitada with a principal place of business at Fazenda Moema, s/n, Zona Rural, Orindiúva, São Paulo, 15480-000, Brazil (“SB Oils”, together with the Company, the “JV Companies”); Solazyme, Inc., a Delaware company with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“Solazyme, Inc.”), and Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda., a Brazilian limitada with a principal place of business at Rua Diogo Moreira, 185, 4th floor unit 41, São Paulo/SP, Brazil (“Solazyme Brazil”, and collectively with Solazyme, Inc. and its Affiliates, the “Solazyme Group”).
W I T N E S S E T H:
WHEREAS, the Bunge Group is a global processor of soybeans, rapeseed, canola, sunflower seeds, corn, wheat, sugar cane and other agricultural commodities used to make products and ingredients with numerous applications.
WHEREAS, the Solazyme Group is engaged in the renewable oil and bioproducts business, with expertise and intellectual property in the area of the use of microbes as biocatalysts for converting carbon sources into lipids in non-photosynthetic processes.
WHEREAS, certain of the parties hereto, and other Affiliates of the Parties, entered into a Joint Venture Agreement dated March 30, 2012 (the “Original Joint Venture Agreement”) and certain ancillary agreements to establish a joint venture to construct a production facility (the “Moema Facility”), operate the Moema Facility and produce triglyceride oil products for use and sale in Brazil (the “Initial Joint Venture”).
WHEREAS, in conjunction with entry into the Original Joint Venture Agreement, certain of the parties entered into the Solazyme Development Agreement dated March 30, 2012 (the “Original Solazyme Development Agreement”).
WHEREAS, on the date hereof, the parties are entering into the Joint Venture Agreement as well as various ancillary agreements to expand the Initial Joint Venture (as so expanded, the “Joint Venture”).
WHEREAS, subject to the terms and conditions set forth herein, the Parties wish to amend and restate the Original Solazyme Development Agreement on the terms set forth herein.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified herein or in Exhibit A.
1.2    Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. Terms defined in the singular shall have the same meanings when used in the plural and vice versa. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to statutes or regulations include all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to herein. All references to “Party” and “Parties” shall be deemed references to parties to this Agreement. Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Exhibit is a reference to an Article, Section or Exhibit of this Agreement, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits. The term “or” is used in its inclusive sense (“and/or”). The terms “Dollars” and “$” shall mean United States Dollars. The terms “Reais” and “R$” shall mean Brazilian Reais.
1.3    Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 2
PROJECT–BASED RESEARCH AND DEVELOPMENT
2.1    Research and Development Projects.
(a)    Project Plans. Subject to the terms and conditions of this Agreement, Solazyme, Inc. shall conduct one or more Research and Development Projects on behalf of the Company in accordance with written plans in substantially the form attached to Exhibit B, each of which will describe the research and development activities to be conducted by Solazyme, Inc., and, if applicable, by the Company, in the applicable Research and Development Project (each, a “Project Plan”). Each Project Plan will also include a budget of such projects together with associated timelines, work plan, resources, payments and other terms and conditions agreed by the parties to the Project Plan. It is contemplated that there may be multiple Project Plans that shall be sequentially numbered referencing different Research and Development Projects, and such agreed-upon Project Plans shall each be attached as part of Exhibit B and incorporated herein. Each Project Plan may be amended by written agreement of the parties to the Project

Plan. Solazyme, Inc. will provide, and may not withhold its agreement to provide, project based research and development services and will enter new Project Plans associated therewith on commercially reasonable terms to the extent requested by the Company, as long as members of the Solazyme Group have research and development capacity to render such services.
(b)    Responsibility – Solazyme. During the term of the applicable Research and Development Project, Solazyme, Inc. shall use commercially reasonable efforts to conduct its activities (directly or indirectly through another member of the Solazyme Group) as set forth in the applicable Project Plan and seek to achieve the goals set forth therein within the time and budget set forth therein. The Solazyme Group shall not be entitled to reimbursement for any activity(ies) conducted under a Project Plan in an amount that exceeds the budgeted amount(s) for such activity(ies) in the Project Plan. Except as provided in Section 2.1(a), no member of the Solazyme Group shall, without its respective written consent, be required to perform research or development activities in connection with a particular Research and Development Project, obtain any Third Party license or incur any expense other than as set forth in the applicable Project Plan.
(c)    Responsibility – Company. During the term of the applicable Research and Development Project, the Company shall use commercially reasonable efforts to conduct its respective activities (directly or indirectly through another JV Company) as set forth in the applicable Project Plan and seek to achieve the goals set forth therein within the time and budget set forth therein. Notwithstanding any other provision of this Agreement, no JV Company shall, without its respective written consent, be required to perform research or development activities in connection with a particular Research and Development Project, obtain any Third Party license or incur any expense other than as set forth in the applicable Project Plan.
2.2    Research Project Term. The term of each Research and Development Project shall be as set forth in the applicable Project Plan (the “Project Term”). The parties to each Project Plan may determine whether to extend the Research and Development Project for an additional period, and if they agree to extend the Research and Development Project, will agree in writing upon a research or development plan for such additional period, the duration of such period and budget, work plan, timelines, resources, payments and other terms and conditions for such period.
2.3    Research Records. The Solazyme Group and the JV Companies shall maintain complete and accurate records of their respective activities under the applicable Research and Development Projects (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research and Development Project (and in a form and in detail information sufficient to establish dates of conception and reduction to practice of any Solazyme Project Technology).

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4    Reports. Solazyme, Inc. and the Company shall present to each other, reports describing for each Research and Development Project (a) all Project Plan activities that they have performed, or caused to be performed, since the preceding meeting on a schedule as provided in the applicable Project Plan, evaluating the work performed in relation to the goals and timeline of the Project Plan, and (b) their research and development activities in process and the future activities they expect to initiate, as compared to the Project Plan. In addition, Solazyme, Inc. and the Company shall report promptly to each other any material or unexpected developments with respect to activities that they are responsible for performing under each Project Plan.
2.5    Employees; Contractors. Solazyme, Inc. and Solazyme Brazil agree that they will not permit an employee or contractor (or any employee or contractor of a member of the Solazyme Group) to conduct work on or related to this Agreement or the Project Plans unless such employee or contractor has executed a written agreement in favor of Solazyme, Inc. or Solazyme Brazil containing (i) confidentiality provisions no less stringent than those contained in this Agreement and (ii) provisions assigning to Solazyme, Inc. or Solazyme Brazil any invention or discovery made by such employee or contractor in connection with the performance of the applicable Project Plan(s).
2.6    Technology Ownership. All Technology resulting from the Research and Development Projects (“Solazyme Project Technology”) whether made by a JV Company or a member of the Solazyme Group, or jointly by a JV Company, on the one hand, and a member of the Solazyme Group, on the other hand, shall be owned, as among the JV Companies and the Solazyme Group, by Solazyme, Inc., but shall be subject to the licenses provided in Article 6.
2.7    Funding. The Company shall provide funding for the Research and Development Projects to Solazyme, Inc. as provided in the Project Plan and at the Fully-Loaded Cost of the Solazyme, Inc. personnel providing the services.
ARTICLE 3
MATERIAL TRANSFER
3.1    Materials; Limited Use.
(a)    Transfer of Materials. In the course of the Research and Development Projects, a Party or one of its Affiliates (the “Transferring Party”) may transfer to another Party or one of its Affiliates (the “Recipient”), chemical or biological materials (e.g., microbes, products of microbe conversion such as triglyceride oils, biomass, etc.). The provisions of this Agreement, including Articles 6, 9 and 11, shall apply to such materials, as well as to any progeny or modifications thereof (original materials, progeny and modified materials are collectively referred to as “Transferred Materials”).

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    Limited Rights. The Recipient agrees not to (a) use the Transferred Materials received from the Transferring Party for any purpose other than to conduct the Research and Development Project(s) for which they were provided or are licensed, or (b) attempt to determine the sequence of or modify any of the Transferred Materials.
(c)    Results. The Recipient will promptly disclose to the Transferring Party any data generated, summaries, and conclusions generated in connection with any use, testing and evaluation of the Transferred Materials (“Results”) as described in the applicable Project Plan or as otherwise requested by the Transferring Party. The Results, and related reports, shall be deemed to be Confidential Information subject to the terms of Article 11.
(d)    Transfer. The Recipient may distribute portions of the Transferred Materials to any of its Affiliates or any contractor or agent providing services to a JV Company in the ordinary course of business (each, an “Authorized Transferee”), but may not otherwise distribute any of the Transferred Materials to any Third Party without the written consent of the Transferring Party; provided, however, that a Recipient shall require any Authorized Transferee to which it intends to distribute any portion of the Transferred Materials to undertake written obligations limiting transfer and use at least as stringent as those set forth in this Section 3.1. Notwithstanding the foregoing, except as contemplated in a Project Plan, no Recipient may provide any algae strain to a Third Party without the prior consent of Solazyme, Inc.
(e)    Nature of Transferred Materials. The Recipient acknowledges that the Transferred Materials may be experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of the Transferred Materials. The Transferring Party shall inform the Recipient of any handling hazards of which the Transferring Party is aware regarding the original Transferred Materials provided by the Transferring Party. Further, at the time of delivery, the Transferring Party will provide to the Recipient a material safety data sheet for such Transferred Materials, if applicable.
3.2    † Product Algae Strains. Solazyme, Inc. hereby agrees that, except as provided in a Project Plan, or as required to manufacture Products for the benefit of the JV Companies, while the Company has an exclusive right to † Products, no member of the Solazyme Group will transfer any (a) algae strain being used by a JV Company for commercial production of a † Product (or being developed for such commercial production) to a Third Party without the prior consent of the Company and BGI or (b) algae strain developed under the Project Plan for † Products to a Third Party for any use or application within the Food Field or Feed Field without the written consent of the Company and BGI.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                    ARTICLE 4
PLATFORM RESEARCH AND DEVELOPMENT
4.1    Research and Development. During the term of this Agreement, the Solazyme Group will continue to conduct research and development activities potentially applicable to the Products, the Plant(s) and the Plant(s)’s operations. Such research and development is expected to include strain development, molecular biology and process development and shall be conducted in accordance with the research and development plans of Solazyme, Inc., as determined by it from time to time (collectively, “Solazyme Platform Research”).
4.2    Solazyme Platform Technology. All Technology resulting from the Solazyme Platform Research that is owned or Controlled by the Solazyme Group on or prior to the Maintenance Termination Date shall be “Solazyme Platform Technology.” Solazyme, Inc. will report to the JV Companies, not less than four (4) times per year (approximately three (3) months apart), on the progress of activities being done in the Solazyme Platform Research that Solazyme, Inc. reasonably believes could be of benefit to the operations of the JV Companies. At such meetings, and otherwise, the JV Companies or any member of the Bunge Group may suggest areas of research exploration in the areas of the production of triglyceride oils through Microbe-Based Catalysis that might benefit the JV Companies, and Solazyme, Inc. will reasonably consider such suggestions in planning and carrying out its research and development programs.
4.3    Funding. Payment by the Company to Solazyme, Inc. for the Solazyme Platform Research performed by the Solazyme Group resulting in Solazyme Platform Technology (the “Technology Maintenance Fee”) shall be equal to †; provided, however, that if the Solazyme Group incurs less than † in research and development expenses in any such year, then the Technology Maintenance Fee payable by the Company for such year shall be equal to the greater of (i) † of the actual research and development expenses incurred by the Solazyme Group for that year and (ii) †. Notwithstanding the foregoing, if the Solazyme Group does not conduct a reasonable level of research and development in the area of the production of triglyceride oils through Microbe-Based Catalysis that, if successful, likely would provide substantial benefit to the JV Companies, then the Company shall have an option to discontinue all further payments of the Technology Maintenance Fee by written notice to Solazyme, Inc. Findings of “reasonable level of research” and “likely would provide substantial benefit” as provided in the immediately preceding sentence shall be made by the Board pursuant to Articles 6 and 19 of the Joint Venture Agreement, as applicable. The Company shall pay the yearly amount due hereunder in four (4) equal installments after each calendar quarter, prorated on a daily basis for any partial calendar quarter.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 5
TECHNICAL SERVICES
5.1    Technical Services. Solazyme, Inc. will provide technical services to assist the JV Companies in the operation of the Plant(s). All Technology resulting from such technical services (“Solazyme Technical Services Technology”) shall be owned by Solazyme, Inc. Such technical services will include:
(a)    Direct access to a qualified Solazyme, Inc. technical service representative who will act as a single point of contact for the JV Companies. Until †, and for †if requested by one of the JV Companies, such representative’s primary work location will be on-site at the Moema Facility. Thereafter, such representative could be remotely located. It is currently contemplated that the person serving as such representative will change from time-to-time as the character of the support (engineering, process development, commissioning, operating) changes.
(b)    Technical services from Solazyme, Inc., including Plant(s) and Microbe performance monitoring and assessment, product analysis, data review, operating procedure †.
(c)    If a JV Company desires to implement any Solazyme Platform Technology in any of the Plant(s), Solazyme, Inc. will provide appropriate personnel with expertise in technology transfer and scale-up of the subject Technology for such time as reasonably necessary to facilitate the transfer and implementation of such Solazyme Platform Technology in such Plant(s).
(d)    Maintaining back-up start-up vials of Microbes that are used in the Plant(s) in sufficient quantities to supply to the Plant(s) in the event of an emergency, and providing samples of such to the JV Companies. Such back-up source shall include at least one master cell bank at Solazyme, Inc. and another at the manufacturing plant of SB Oils located in Orindiuvo, Brazil. The quantity of each source of back-up start-up vials must at all times be sufficient to restart operations of SB Oils within † of all Microbes used by SB Oils in production of Products being destroyed.
5.2    Funding.
(a)    All technical services provided by Solazyme, Inc. to assist the JV Companies in the operation of the Plant(s) will be performed by Solazyme, Inc. at its Fully-Loaded Cost, or, if agreed amongst the relevant Parties, according to another fee arrangement. Payment for such services shall be made by the Company to Solazyme, Inc.
(b)    From March 30, 2012 through † (each such year, a “Retainer Year”), unless otherwise mutually agreed, the Company will pay a non-refundable retainer to Solazyme,

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Inc. of † (approximately † full-time equivalent employees), payable in four (4) equal installments quarterly (prorated by business days for any partial calendar quarter) in advance on the first day of each calendar quarter, as a prepayment of such technical services, from which the cost of technical services actually incurred shall be deducted; provided, however, that any excess retainer payments (i.e. if the aggregate cost of the technical services provided to the JV Companies for the Retainer Year are less than †) at the end of the Retainer Year shall be neither further creditable nor refundable. The purpose of this retainer is to allow Solazyme, Inc. to maintain sufficient personnel on staff to meet the technical service requirements of the JV Companies. Solazyme, Inc. shall provide a monthly statement showing in reasonable detail the quantity of technical services provided hereunder in the applicable month and the Fully-Loaded Cost thereof. Once the Fully-Loaded Cost of the technical services provided to the JV Companies in any quarter exceeds the aggregate amount of the retainer paid so far in the Retainer Year, then the Company shall pay to Solazyme, Inc., the amount of such excess; provided, however, that the Company shall not be required to reimburse Solazyme, Inc. for any such Fully-Loaded Costs that exceed † in any calendar year unless such costs and their associated technical services are approved by the Company and a member of the Bunge Group. If the combination of quarterly payments made by the Company to Solazyme, Inc. for a given calendar year exceeds † but the actually Fully-Loaded Cost of the technical services provided to the JV Companies in such year is less than †, then Solazyme, Inc. shall promptly refund to the Company the difference between the amount actually paid by the Company and †. Notwithstanding the foregoing, the maximum amount of technical service payments payable to Solazyme, Inc. for 2015 (in aggregate from the Original Solazyme Development Agreement and this Agreement) for onsite process support engineering, capital project planning and operating technical support shall be †. Notwithstanding the immediately preceding sentence, the technical support fee cap for 2015 shall not include non-service costs (such as capital costs), nor the costs of any engineering, procurement and construction services that the Company asks the Solazyme Group to perform after capital planning for a project is completed.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 6
LICENSES
6.1    Solazyme License to the Company.
(a)    Subject to the terms and conditions of this Agreement, Solazyme, Inc. and Solazyme Brazil hereby grant to the Company, a license, with the right to grant further sublicenses through multiple tiers, under the rights, title and interest of the Solazyme Group in and to:
(i)    all of its Background Technology existing on or prior to the Maintenance Termination Date;
(ii)    the Solazyme RBD Product Technology;
(iii)    the Solazyme Product Application Technology;
(iv)    the Solazyme Project Technology;
(v)    the Solazyme Platform Technology; and
(vi)    the Solazyme Technical Services Technology (all of the foregoing under clauses (i) – (v), collectively, the “Solazyme Technology”);
in each case, solely to exploit each of the Products with respect to the rights, in the field, exclusively or not, for the duration, and in the geography, all as specified in Table 6.1(a) below:

Table 6.1(a): Licenses to Products and Associated Limitations
Product	Field	Rights	Exclusivity, subject to Section 6.7 if applicable	Duration, subject to Section 6.8 if applicable	Geography
† Products*	Food	make, have made, use, sell, offer for sale, import and otherwise exploit	exclusive	Term	worldwide
† Products	all fields outside of Food	make and have made	exclusive	†	worldwide

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

† Products	all fields outside of Food	offer for sale and sell only to an Affiliate of Solazyme, Inc. or its designee	non-exclusive	†	worldwide
High-Oleic Products	Food	make and have made	exclusive (until †), then non-exclusive	Term	worldwide
High-Oleic Products*	Food	use, sell, offer for sale, import and otherwise exploit	non-exclusive	Term	worldwide
High-Oleic Products	Personal Care	make and have made	exclusive	†	worldwide
High-Oleic Products	Personal Care	offer for sale and sell only to an Affiliate of Solazyme, Inc. or its designee	non-exclusive	†	worldwide
† Products*	Food and Feed	make, have made, use, sell, offer for sale, import and otherwise exploit	exclusive	Term	worldwide
† *	all fields	make, have made, use, sell, offer for sale, import and otherwise exploit	exclusive	Term	†
† *	all fields	make, have made, use, sell, offer for sale, import and otherwise exploit	exclusive	Term	†
* Product rows indicated above with an asterisk are subject to potential loss of rights under Section 6.6. (Other rows are not.) Moreover, for purposes of determining whether the Company has been Actively Utilizing pursuant to Section 6.6, the rows for † and for † shall be deemed a single row worldwide.

(b)    Subject further to Section 6.7, the rights and licenses granted under Section 6.1(a) and designated as “exclusive” are exclusive to the Company (including exclusive of the Solazyme Group), except for the right of the Solazyme Group (including the right to manufacture, or have manufactured for it) with respect to:
(i)    Non-Exclusive Sales Products for development purposes if the Company is unwilling or unable (based upon reasons that are not the fault of Solazyme) to provide such Non-Exclusive Sales Products upon reasonable terms as to quantity, specifications, price and delivery timing and any other relevant requirements;
(ii)    Non-Exclusive Sales Products in order to meet supply obligations if the Company is unwilling or unable (based upon reasons that are not the fault of

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Solazyme) to provide such Non-Exclusive Sales Products upon reasonable terms as to quantity, specifications, price and delivery timing and any other relevant requirements;
(iii)    Products in order to meet supply obligations for consumer products derived from Products as set forth in Section 10.5 of the Joint Venture Agreement if the Company is unwilling or unable (based upon reasons that are not the fault of Solazyme) to provide such Products upon reasonable terms as to quantity, specifications, price and delivery timing and any other relevant requirements;
(iv)    Products in volumes less than † if the Company is unwilling or unable (based upon reasons that are not the fault of Solazyme) to provide such Products upon reasonable terms as to quantity, specifications, price and delivery timing and any other relevant requirements;
(v)    Fine Chemical Consumer Product Ingredients (including the right to use, sell, offer for sale and otherwise exploit), provided that the Solazyme Group will obtain the Products from the Company unless the Company is unwilling or unable (based upon reasons that are not the fault of Solazyme) to provide such Products upon reasonable terms quantity, specifications, price and delivery timing and any other relevant requirements; or
(vi)    Products to meet additional market demand as set forth in Section 8.3 of the Joint Venture Agreement.
If the Solazyme Group desires to exercise manufacturing rights under any provision of this Section 6.1(b), it shall provide a purchase order to the Company specifying the Product to be purchased, the required quantity, specifications, price and delivery timing and any other relevant requirements. If the JV Company has established any price in any of the Manufacturing and Supply Agreements that form part of the Sales and Distribution Agreements for any particular Product, then “reasonable” terms, as used in the subsections above for such Product, shall be deemed to include a price no lower than the price provided in such agreements. If the JV Companies do not accept the purchase order (after reasonable negotiations) for fulfillment within a reasonable amount of time (i.e., by the time needed by the Solazyme Group to arrange for manufacture of the Product for itself), the Solazyme Group will be able to use the manufacturing rights set forth in this Section 6.1(b) to satisfy the purchase order itself. The Solazyme Group will inform the Board on a quarterly basis of product volumes manufactured on the basis of this Section 6.1(b).
6.2    Company Sublicense to SB Oils –Brazil. Subject to the terms and conditions of this Agreement, the Company hereby grants to SB Oils, a non-exclusive sublicense, with the right to grant further sublicenses through multiple tiers, under the rights, title and interest of the

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Company in and to all of the rights granted to the Company under Section 6.1(a) solely within Brazil.
6.3    JV Companies’ License to Solazyme, Inc. Subject to the terms and conditions of this Agreement (x) SB Oils grants to the Company and (y) the Company grants to Solazyme, Inc., (A) an exclusive (subject to the license in Section 6.1(a)), worldwide, royalty-free license, with the right to grant and authorize sublicenses through multiple tiers, under the JV Company Technology that is Microbe Technology for any and all applications, purposes and fields of use and (B) a non-exclusive (subject to the license in Section 6.1(a)), worldwide, royalty-free license, with the right to grant and authorize sublicenses through multiple tiers, under the JV Company Technology that is not Oil Processing Technology or Microbe Technology for any and all applications, purposes and fields of use.
6.4    Solazyme Tradename License. Subject to the terms and conditions of this Agreement, (i) Solazyme, Inc. hereby grants to the Company and (ii) the Company hereby grants to SB Oils and each Sales Affiliate, a limited, non-exclusive, royalty-free, non-transferable license, without the right to sublicense, to the Solazyme trademark “Solazyme” solely as part of the name of each of the JV Companies for their use in connection with their respective operations; provided, however, that such Solazyme trademark shall be used only in conjunction with the Bunge trademark “Bunge”. Such license shall terminate if and when members of the Solazyme Group own, collectively, less than ten percent (10%) of the outstanding and issued securities of the Company.
6.5    Conversion of Certain Exclusive Rights.
(a)    The Company’s exclusive rights to (i) † Products for use in the Food Field and (ii) † Products for use outside the Food Field through the †, as set forth in Section 6.1(a), shall become a non-exclusive license if the Company fails to fully fund the development program set forth in the † Project Plan, as such plan may be amended from time to time, as a result of either termination of the † Project Plan pursuant to Section 4.2.
(b)    The Company’s exclusive rights to † Products for use in the Food and Feed Fields, as set forth in Section 6.1(a), shall become a non-exclusive license if the Company fails to fully fund the development program set forth in the † Project Plan, as such plan may be amended from time to time, as a result of termination of the † Project Plan pursuant to Section 4.2 thereof.
(c)    The Company’s exclusive right to manufacture High Oleic Products for use in the Food Field shall become a non-exclusive license as of †.
6.6    Termination of Rights to Certain Licensed Products. If (i) the audited cash flow of the Company (on a consolidated basis) from its operating activities (but excluding

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

financing activities) is positive for two (2) consecutive years and (ii) the JV Companies are not Actively Utilizing the rights licensed to the Company in Section 6.1(a) for any category of Products indicated with an asterisk in Table 6.1(a), then Solazyme, Inc. may notify the Company in writing. The Company shall then have six (6) months to be Actively Utilizing those rights, failing which the license set forth in Section 6.1(a) (and the sublicense set forth in Section 6.2) may be terminated (as of the end of such six (6) month period) by Solazyme, Inc. by notice to the Company with respect to such category that the JV Companies are not Actively Utilizing. For the purposes of this Section 6.6, “Actively Utilizing” means that the JV Companies, collectively, have, at any applicable point in time, sold at least † in the immediately preceding two years (i.e, † on a rolling two-year basis) of the Products (collectively) in the respective category. For purposes of this Section 6.6 (and as indicated in Table 6.1(a), † and † shall be deemed a single category of Products such that sales of all such Products anywhere in the world shall be totaled to determine whether the JV Companies are Actively Utilizing the rights to such Products; provided, however, that in no event shall the rights granted to † outside of the Food Field terminate pursuant to this clause.
6.7    Solazyme Third Party Agreements.
(a)    With respect to any Technology that Solazyme, Inc. seeks to in-license, if Solazyme, Inc. reasonably believes such Technology (if licensed to the JV Companies) would be of benefit to the operations of the JV Companies, then Solazyme, Inc. shall present such license opportunity to the JV Companies. The JV Companies will then have 10 days from the date of presentation to instruct Solazyme, Inc. as to whether it wishes Solazyme, Inc. to attempt to obtain the right to sublicense such rights to the JV Companies of equivalent scope as the rights licensed pursuant to Section 6.l(a) and upon such terms as would be acceptable to the JV Companies. Solazyme, Inc. shall also use reasonable efforts to ensure that any in-license opportunity allows Solazyme, Inc. to make such a presentation to the JV Companies. If instructed to do so within such 10-day period, Solazyme, Inc. shall then use reasonable efforts to obtain such sublicense rights. Unless any such Third Party Agreement permits sublicensing to one or more of the JV Companies without payment, without any restrictions on the conduct of the JV Companies business (other than field restrictions consistent with Section 6.1 as applicable to the Technology licensed) and without any other obligations, such as to grant licenses back to any Technology, Patents or other intellectual property owned by or licensed to any of the JV Companies, to the Third Party of the Third Party Agreement, such Technology shall not be deemed part of the Technology licensed pursuant to Section 6.1 unless and until either of the JV Companies notifies Solazyme, Inc. of the desire of one or more of the JV Companies to be licensed thereunder. Solazyme, Inc. acknowledges that neither the JV Companies nor their licensees/sublicensees have any obligation to Solazyme, Inc. or any other Person concerning any Third Party Agreement unless specifically agreed in writing by the applicable JV Company(ies). The JV Companies acknowledge that in the event Solazyme, Inc. is not able to obtain the right to

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

sublicense to the JV Companies the applicable rights, or permit disclosure to the JV Companies of the terms of the in-license, despite the use of reasonable efforts do so, Solazyme, Inc. nonetheless shall be permitted to enter into such agreement with such Third Party for use of the Technology.
(b)    The JV Companies acknowledge that certain Technology within the scope of rights granted in Section 6.1 may after the Effective Date become licensed to Solazyme, Inc. pursuant to, or otherwise be subject to, the terms of, a Third Party Agreement, and that the licenses granted by Solazyme, Inc. in Section 6.1 with respect to Technology licensed to Solazyme, Inc. after the Effective Date, will, subject to Section 6.7(a), be subordinate to the terms of any such Third Party Agreement.
(c)    The JV Companies further acknowledge that, with respect to Technology licensed to Solazyme, Inc. pursuant to or otherwise subject to the terms of a Third Party Agreement, the licenses granted by Solazyme, Inc. in Section 6.1 may, subject to Section 6.7(a), result in payment, indemnification or other obligations by Solazyme, Inc. to the Third Party as a consequence of the grants made in Section 6.1 or practice of such rights, and the JV Companies agree that they shall only receive such a license or sublicense if one or more of the JV Companies agrees in writing, in a form reasonably acceptable to the applicable JV Company(ies) and Solazyme, Inc., to pay any such amounts or perform any other obligations due in connection with the grant of the license or sublicense to the applicable JV Company(ies) or practice of such license or sublicense by the applicable JV Company(ies) or their sublicensee(s) (which payments may include royalties on product sales by a JV Company or its sublicensees), and to otherwise comply with the terms of such Third Party Agreement applicable to the activities of the applicable JV Company.
(d)    Solazyme, Inc. (1) shall use reasonable efforts to either (x) maintain in force and effect any Third Party Agreement for which a JV Company has accepted in writing the obligations therein, or (y) assign the Third Party Agreement to the JV Company(ies) if so desired by the applicable JV Company(ies), and (2) may not, without the advance written consent of the applicable JV Company(ies), amend or modify the terms of any such Third Party Agreement in any way that materially affects the rights granted to the applicable JV Company(ies) hereunder (including the cost to the applicable JV Company(ies)), and Solazyme, Inc. shall provide to the applicable JV Company prompt notice thereof at least forty-five (45) days prior to any applicable deadline.
6.8    Right to Sublicense. Subject to the other terms and conditions of this Agreement, including, without limitation, Section 6.7 and this Section 6.8, any JV Company may grant sublicenses under the licenses granted in Sections 6.1(a) and 6.2 as it deems appropriate, but such sublicenses may only grant rights within the scope of the rights granted under Sections

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.1(a) and 6.2, and only with the prior written consent of Solazyme, Inc., such consent not to be unreasonably withheld, delayed or conditioned.
6.9    JV Company Third Party Agreements. In connection with the manufacture of Products, in any agreement that a JV Company or any of its respective sublicensees enters with a Third Party relating to the manufacture, sale or use of any Product, whether a license agreement, distribution agreement, supply agreement or other agreement, the applicable JV Company shall ensure that any such agreement shall include provisions that (i) prohibit the manufacture of any Product outside a jurisdiction in which the applicable JV Company has a right to manufacture that Product, (ii) prohibits the sale of any Product for any use outside a field in which the applicable JV Company has a right to sell for use in such field, and (iii) prohibit the export of any Product to any jurisdiction in which the applicable JV Company does not have a right to sell that Product.
6.10    No Other Licenses. This Agreement grants no Party any licenses in or to any intellectual property Controlled by such Party or its Affiliates, whether by implication, estoppel, or otherwise, other than the licenses that are expressly granted in this Article 6.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 7
ROYALTIES
7.1    Royalty Payments. The licenses granted in Section 6.1(a) are royalty-free except for the Royalty Products. Subject to the other terms of this Article 7, the Company (or the applicable Sales Affiliate) shall pay to Solazyme, Inc. royalty payments based on Net Sales of the Royalty Products by multiplying such Net Sales of the subject Product times the applicable royalty rate for such Product, which rate is determined from the Gross Margin for the subject Product as follows:
Table 7.1: Royalty Rates

GROSS MARGIN $US/MT	Royalty Rate
†	†
†	†
†	†
†	†

For sales of Royalty Products by Brazil Affiliates, the Company shall pay the royalty to Solazyme, Inc. For sales of Royalty Products by Sales Affiliates, the royalty shall be paid by the Sales Affiliate, if so specified in the applicable Sales and Distribution Agreement, or, if not so specified in such agreement, then the Company, to Solazyme, Inc. or its designated Affiliate, the payor of the royalty being determined by Solazyme, Inc. upon entry into each such Sales and Distribution Agreement.
7.2    Blend/Combination Products. If the JV Companies, Brazil Affiliates or Sales Affiliates sell any Product in the form of a blend or combination product containing one or more other oils or materials, Net Sales of such blend or combination product will be calculated by multiplying actual Net Sales of such blend or combination product by the fraction A/(A+B) where (1) A is the invoice price of the Product as sold separately, and B is the total invoice price of the oils or other materials in the blend or combination product as sold separately or (2) if neither the subject Product or the other oils and materials are or have been recently sold separately, then A is the price of the Product paid by the JV Company, Brazil Affiliate or Sales Affiliate, and B is the price of the oils or other materials in the blend or combination paid by the JV Company, Brazil Affiliate or Sales Affiliate.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3    Royalty Term. For each Product, the obligation to pay Solazyme royalties on Net Sales shall commence on the date of the First Commercial Sale of such Product by any JV Company, Brazil Affiliate or Sales Affiliate and shall continue until no valid claim under any Patent covering the subject Product or its method of manufacture remains.
7.4    Accrual of Royalties. No royalty shall be due or owing from the use or distribution of Product in transactions where no consideration is received by the JV Companies, Brazil Affiliates or Sales Affiliates, such as when Product is made or used for tests or development purposes or is distributed, without charge, as promotional samples. No royalties shall be payable on sales among the JV Companies, Brazil Affiliates and Sales Affiliates, but royalties shall be payable on subsequent sales by a Brazil Affiliate or Sales Affiliate to a Third Party. Royalties accrue when the Brazil Affiliate or Sales Affiliate receives compensation for the sale of the Product from its customer (including a distributor or end user).
7.5    Calculation/Timing of Estimated Royalty Payment. When a royalty accrues as set forth in Section 7.4, the Company or the Brazil Affiliate or Sales Affiliate, as applicable, will calculate an estimated royalty due for such sales of Product based on the expected Net Sales for such sale of Product and a royalty rate selected from Table 7.1 based upon the Gross Margin for such Products that is then expected by the management of the JV Companies (“Estimated Royalty Payment”). The Company or the Sales Affiliate, as applicable, will pay the Estimated Royalty Payment to Solazyme, Inc. at the same time that the distribution fee is recognized for the sale (i.e., the price for the supply of the Product to the Sales Affiliate from SB Oils is paid) pursuant to the associated Sales and Distribution Agreement.
7.6    Royalty Reports. Commencing with the First Commercial Sale of a Product and for the remaining Term of this Agreement, the Company shall submit quarterly to Solazyme, Inc. a written royalty report (“Royalty Report”) covering sales of each Royalty Product for each calendar quarter with the following information for each of the JV Companies, Brazil Affiliates and Sales Affiliates, on a country-by-country and Product-by-Product basis, and to the extent feasible, field-by-field basis:
(a)    actual Net Sales, showing in reasonable detail the calculation thereof from the gross revenues received by Brazil Affiliates and Sales Affiliates for their resale of Royalty Products, including any adjustments thereto (e.g., for any blends or combination product as provided for in Section 7.2) used in such calculation;
(b)    the actual royalties due to Solazyme, Inc. (“Actual Royalty Payment”), which shall have accrued hereunder in respect to the applicable Net Sales, and calculations showing how such royalties were determined, including the actual Gross Margin for each Product for the reporting period and the royalty rate(s) applied to calculate the royalties due;

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)    the amount of taxes, if any, withheld to comply with any Applicable Law;
(d)    the exchange rates used in determining the payments due Solazyme;
(e)    any royalty offsets or other adjustments applied in calculating the royalties due to Solazyme, and stepwise calculations showing the royalties due to Solazyme for the applicable Product after any such offset or adjustments; and
(f)    the difference, if any, on a country-by-country basis between the Estimated Royalty Payments and the Actual Royalty Payments Royalty Reports shall be provided to Solazyme, Inc. and a member of the Bunge Group no later than forty-five (45) days after the end of the calendar quarter to which they pertain.
7.7    Timing of True-Up Royalty Payments. On a Brazil Affiliate-by-Brazil Affiliate and Sales Affiliate-by-Sales Affiliate and country-by-country basis, the Company or the applicable Brazil Affiliate or Sales Affiliate shall make, additional royalty payments to the extent that the Actual Royalty Payments for a calendar quarter exceed the Estimated Royalty Payments for such quarter. Such payments will be made concurrently with Company’s provision of the reports required by Section 7.6 for the relevant quarter. If the Estimated Royalty Payments exceed the Actual Royalty Payment the excess shall be credited against future Estimated Royalty Payments by the Company or Sales Affiliate, as applicable.
7.8    Royalty Payment Cap. Notwithstanding the remainder of this Article 7, until † of the Effective Date, the royalty payments otherwise owing to Solazyme, Inc. under this Article 7 shall be capped each calendar quarter at † for the subject calendar quarter.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 8
PAYMENTS; PAYMENT REPORTS; AUDITS
8.1    Invoices. Solazyme, Inc. shall issue invoices for each payment provided in Sections 2.7, 4.3 and 5.2, and the Company shall pay the amount due within thirty (30) days of receipt of invoice. Such invoices shall be accompanied by sufficient back-up documentation to support each such payment.
8.2    Exchange Rate for Royalties. If a conversion of currency is required for the payment of royalties due from the Company to Solazyme, Inc., then such conversion shall be made as follows: When calculating Net Sales, the amount of any such Net Sales for sales outside the U.S. shall be converted for computational purposes only into U.S. Dollars as computed in the Company’s accounting records for the countries concerned, using the Company’s then-current Accounting Standards actually used on a consistent basis in preparing its audited financial statements. If, after the Effective Date, the Company changes its Accounting Standards for foreign currency exchange during the term of this Agreement, the Company shall promptly provide to Solazyme, Inc. a written description of any such change, with an illustrative calculation.
8.3    Payment Method; Late Payments. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by the applicable Party. All payments shall be made in the currency provided in the applicable invoice and shall be non-creditable and non-refundable, except as provided in Section 5.2(b). Any payments that are not paid on the date such payments are due under this Agreement shall bear interest at the lesser of (i) the prime rate (as reported by the Bank of America, San Francisco, California) for payments in Dollars, or CDI multiplied by 1.2 for payments in Reais, in each case on the date such payment is due, plus an additional two percent (2%) or (ii) the maximum rate permitted by law in the jurisdiction such payments are due, in each case calculated on the number of days such payment is delinquent. Nothing in this Section shall prejudice any other rights or remedies available to any Party hereunder or at law or equity.
8.4    Audit Right.
(a)    The Company shall keep, and shall cause its Affiliates, Brazil Affiliates, Sales Affiliates and its and their sublicensees to keep, complete and accurate records pertaining to the sale of Products and all amounts payable to Solazyme under this Agreement pursuant to Article 7, in sufficient detail to permit Solazyme, Inc. to confirm the accuracy of all payments due hereunder for no less than five (5) years after the time period(s) to which such records relate. The JV Companies shall include in each written sublicense granted by them pursuant to this Agreement a provision requiring the sublicensee to keep and maintain records of sales made

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

pursuant to such sublicense and to grant access to such records by Solazyme, Inc.’s auditor subject to the same terms and conditions as stated in this Section 8.4. Such records shall be sufficient for Solazyme, Inc. to verify the reports provided to Solazyme, Inc. pursuant to Section 7.5, on a Product-by-Product and country-by-country, and to the extent feasible, field-by-field, basis.
(b)    Upon written request to the Company and at least thirty (30) days prior notice from Solazyme, Inc., and not more often than once per year, Solazyme, Inc. may engage the Company’s independent certified public accountant to perform, on behalf of Solazyme, Inc., an audit of the Company’s books and records during normal business hours to verify the accuracy of the royalty reports furnished by the Company and to confirm payments made hereunder with respect to any quarterly period ending not more than sixty (60) months prior to the date of such request.
(c)    Upon the expiration of sixty (60) months following the end of any quarterly payment period, the calculation of amounts payable to Solazyme, Inc. with respect to such quarter shall be binding and conclusive upon Solazyme, Inc. (except with respect to any audit then underway, or in the case of fraud or misrepresentation), and the Company shall be released from any liability or accountability with respect to royalties for such fiscal quarter.
(d)    Any report prepared by the auditor shall disclose the conclusions of the auditor regarding the audit and the amount of any underpayment or overpayment of royalties. A copy of such report shall be provided to the Company by the auditor at the same time it is sent or otherwise provided to Solazyme, Inc.
(e)    If an auditor’s report shows any underpayment of royalties, the Company shall remit to Solazyme, Inc., the amount of such underpayment within thirty (30) days after Solazyme, Inc.’s receipt of the auditor’s report, together with any interest due thereon. If the amount of any underpayment of any amount due is in excess of five percent (5%) of the total royalties due to Solazyme, Inc. with respect to any quarter in the period covered by the auditor’s report, then the Company shall reimburse Solazyme, Inc. for the cost of the audit in which the underpayment was discovered, the amount of the underpayment discovered, and interest on the underpayment at the rate set forth in Section 8.3. Any overpayment of royalties shall be fully creditable against future royalties payable in subsequent periods or be reimbursed to the Company if no further royalties are due.
(f)    Notwithstanding the statements above concerning Solazyme, Inc., if any audit performed by the Company’s independent public accountant has concluded to the correctness of the report on Net Sales for the period or periods requested by Solazyme, Inc. and Solazyme, Inc., after reviewing the information received from the Company independent public accounting, believes that a supplementary audit is appropriate to investigate a possible

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

discrepancy between the Company’s returns and other information, Solazyme, Inc. shall have the right to engage its officially appointed worldwide independent public accountant or audit specialty firm reasonably acceptable to the Company, to perform, upon at least thirty (30) days prior written notice, such supplementary audit to examine and copy pertinent books and records of the Company as are reasonably necessary to enable such accounting firm to deal with that discrepancy and confirm to Solazyme, Inc. the correctness of the report on Net Sales for the specific countries and for the period or periods initially requested by Solazyme, Inc. Such supplementary audit shall be conducted in accordance with Accounting Standards used by the Company at the time of the audit, as consistently applied and shall be performed during regular business hours in such a manner as to not unnecessarily interfere with the Company’s normal business activities. Solazyme, Inc. will bear the full cost of such supplementary audit unless such supplementary audit reveals underpayment of any amount due is in excess of five percent (5%) of the total royalties due to Solazyme, Inc. with respect to any quarter in the period covered by the auditor’s report, in which case the Company shall reimburse Solazyme, Inc. for the cost of the audit in which the underpayment was discovered, the amount of the underpayment discovered, and interest on the underpayment at the rate set forth in Section 8.3.
(g)    If the Company determines through an internal audit within the Company that any payment to Solazyme, Inc. is incorrect, it shall promptly notify Solazyme, Inc., and provide a written explanation of the error and any unpaid amounts will immediately be paid by the Company, together with interest on such unpaid amounts at the rate specified in Section 8.3.
8.5    Confidentiality of Records. Solazyme agrees that all information subject to review under this Article 8 (other than the reported results of such review) is Confidential Information covered by Article 11.
8.6    Taxes on Non-Royalty Payments. The Company will bear, and will indemnify the members of the Solazyme Group for, all Taxes imposed on amounts payable by the Company under this Agreement other than withholding Taxes that may be imposed on the royalty payments set forth in Article 7 (“Indemnified Taxes”) and except for any net income Taxes imposed upon any member of the Solazyme Group (“Excluded Taxes”). All payments made by the Company under this Agreement other than the royalty payments set forth in Article 7 shall be made free and clear of any Taxes, unless otherwise required by Applicable Law. If a Party is required to withhold or deduct any amount for or on account of any Indemnified Taxes from any payment made pursuant to this Agreement other than the royalty payments set forth in Article 7, the applicable Party will pay such additional amounts (“Additional Amounts”) to the applicable member of the Solazyme Group as may be necessary so that the net amount (including Additional Amounts) received by the applicable member of the Solazyme Group after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) will not be less than the amount the applicable member of the Solazyme Group would

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

have received if such Indemnified Taxes had not been withheld or deducted. If a Party is required to withhold or deduct any amount for or on account of any Excluded Taxes under Applicable Law, such withheld and deducted amounts shall, for all purposes, be deemed to have been paid as of the time of such deduction and withholding to the applicable member of the Solazyme Group under the applicable provisions of this Agreement.
8.7    Taxes on Royalty Payments. Except as otherwise provided pursuant to Section 8.6, any payments pursuant to this Agreement shall not be reduced on account of Taxes unless required by Applicable Law. The Solazyme Group shall be responsible for paying any and all Taxes levied on the royalty payments set forth in Article 7. The Company or the applicable Sales Affiliate shall deduct and withhold from or with respect to any payments described in Article 7 any Taxes or related amounts that the Company or the applicable Sales Affiliate is required to deduct or withhold pursuant to Applicable Law. All amounts so required to be deducted and withheld by the Company or the applicable Sales Affiliate pursuant to this Section 8.7 shall be deemed for all purposes of this Agreement to have been paid to the Solazyme Group pursuant to the applicable provisions of this Agreement.
8.8    Tax Co-Operation. The Solazyme Group and JV Companies will work together to minimize the withholding Taxes payable by the Solazyme Group pursuant to Section 8.7 by preferring the selection of Sales Affiliates located in jurisdictions that do not have royalty withholding Tax obligations. The Solazyme Group shall also have the right to designate from time-to-time (including in Sales and Distribution Agreements) to whom the royalty payments payable under Article 7 are to be paid in order to minimize the withholding Tax exposure of the Solazyme Group.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 9
INVENTIONS AND PATENTS
9.1    Ownership.
(a)    Background Technology. As among the Parties, each Party retains ownership of its own Background Technology.
(b)    Certain Other Solazyme Technology. As among the Parties, Solazyme, Inc. shall solely own all Solazyme RBD Product Technology, Solazyme Product Application Technology, Solazyme Project Technology, Solazyme Platform Technology and Solazyme Technical Services Technology.
(c)    JV Company Technology. As among the Parties, the Company shall solely own all JV Company Technology.
(d)    Inventorship; Authorship. Inventorship and rights of ownership of inventions and discoveries made in the performance of this Agreement, whether or not patentable, and regardless of where made shall be determined in accordance with U.S. patent law. Authorship and rights of ownership of copyrightable works made in the performance of this Agreement shall be determined in accordance with U.S. copyright law.
9.2    Patent Prosecution.
(a)    Solazyme. As among the Parties, Solazyme, Inc. shall have the right, at its sole discretion and cost, to prepare, file, prosecute and maintain, all patent applications and patents with respect to the Solazyme Technology, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto.
(b)    JV Companies. As among the Parties, the Company shall have the right, at its sole discretion and cost, to prepare, file, prosecute and maintain, all patent applications and patents with respect to the JV Company Technology, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto. Notwithstanding the foregoing, in the event that the Company elects in writing not to exercise (or fails to commence such exercise within thirty (30) days from receipt of a written request to do so from Solazyme, Inc.) any of the rights described in this Section 9.2(b) with respect to any JV Company Technology that is Microbe Technology, then Solazyme, Inc. shall have the right (but not the obligation) to exercise such rights, at its sole cost and expense.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)    Cooperation. The Parties shall each, at its own expense, reasonably cooperate with and help another Party in connection with its activities under Sections 9.1 and 9.2, at the requesting Party’s request, including the execution of any assignment documents or other actions necessary to vest ownership as set forth in Section 9.1.
9.3    Enforcement.
(a)    Solazyme. As among the Parties, Solazyme, Inc. shall have the sole right, but not the obligation, at its sole cost, to take legal action to enforce or defend any declaratory action or counterclaim with respect to any Patents contained in the Solazyme Technology, and to settle any such action. Solazyme, Inc. shall retain all recoveries or awards relating to such infringing activity or proceedings.
(b)    JV Companies. As among the parties, the Company shall have the sole right, but not the obligation, at its sole cost, to take legal action to enforce or defend any declaratory action or counterclaim with respect to any Patents contained in the JV Company Technology, and to settle any such action. Notwithstanding the foregoing, in the event that the Company elects in writing not to take legal action to enforce or defend any declaratory action or counterclaim (or fails to give notice to Solazyme, Inc. of its intent to do the foregoing within thirty (30) days from receipt of a written request to do so from Solazyme, Inc.) with respect to any JV Company Technology that is Microbe Technology, then Solazyme, Inc. shall have the right (but not the obligation) to enforce or defend any declaratory action or counterclaim in regard to such Microbe Technology, at its sole cost and expense, and to settle any such action.
(c)    Cooperation. Each Party agrees to render such reasonable help in connection with enforcement activities described in this Section 9.3 as the enforcing Party may request. Except as otherwise agreed, costs of maintaining any such action shall be paid by and any recoveries shall belong to the Party(ies) bringing the action.
9.4    Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to this Agreement by one Party to another Party regarding intellectual property or technology owned by Third Parties or any Party (or their respective Affiliates), the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Joint Venture and the research and development contemplated under this Agreement, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Joint Venture and the research and development conducted under this Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity from discovery that may otherwise be applicable. By sharing any such information and materials, no Party intends to waive or limit any privilege or immunity from

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

discovery that may apply to the shared information and materials. No Party shall have the authority to waive any privilege or immunity on behalf of any other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against another Party.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES
10.1    Solazyme Representations and Warranties. Solazyme, Inc. hereby represents and warrants to the Company that, as of the Effective Date:
(a)    to the Knowledge of Solazyme, (i) the practice of its Background Technology as contemplated in the JV Agreements can be practiced without infringing any Patent of any Third Party and (ii) the disclosure to the JV Companies or use by the JV Companies of any Confidential Information provided by it or its Affiliates under this Agreement does not and will not constitute misappropriation of trade secrets or infringement of copyrights of any Third Party;
(b)    none of the Technology or Patents licensed to the JV Companies under this Agreement includes any Technology or Patent not owned by Solazyme, Inc., other than incidental research licenses in the ordinary course of business that do not restrict commercial exploitation of the Products;
(c)    all fees payable to any governmental authority to issue or maintain in effect the Patents licensed to the JV Companies under this Agreement and due before the Effective Date have been paid in full in a timely manner, and, to the Knowledge of Solazyme, (i) all such issued or granted Patents are valid and enforceable and (ii) there exist no facts that would render any such issued or granted Patents invalid or unenforceable;
(d)    to the Knowledge of Solazyme, no Person is infringing, misappropriating or otherwise violating any of the Technology or Patents licensed to the JV Companies under this Agreement or any foreign counterparts thereof;
(e)    to the Knowledge of Solazyme, (i) none of the Technology or Patents licensed to the JV Companies under this Agreement nor any foreign counterparts thereof are the subject of any court order, litigation, claim, demand, dispute, summons, reexamination or opposition, cancellation or other inter partes proceeding and (ii) none of such things are threatened;

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)    no Person has notified Solazyme, Inc. in writing, or, to the Knowledge of Solazyme, orally, that Solazyme, Inc.’s or any of its licensee’s practice of any of the Technology or Patents licensed to the JV Companies under this Agreement and foreign counterparts thereof infringe, misappropriate or otherwise violate or will infringe, misappropriate or otherwise violate the intellectual property rights of any Person.
10.2    Disclaimer. The Parties each specifically disclaim any representation, warranty or guarantee that any research and development provided for in this Agreement will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE JV COMPANY TECHNOLOGY, THE SOLAZYME TECHNOLOGY, ANY INFORMATION DISCLOSED HEREUNDER, ANY TRANSFERRED MATERIALS, OR ANY MATERIALS, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF ANY JV COMPANY TECHNOLOGY OR THE SOLAZYME TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11
CONFIDENTIALITY
11.1    Confidentiality Obligations. All information disclosed by one Party or its Affiliate to another Party or its Affiliate pursuant to this Agreement shall be the “Confidential Information” of the Party who disclosed it (or the Party whose Affiliate disclosed it) for all purposes hereunder. Each Party agrees that, during the Term and for five (5) years after the termination of this Agreement, such Party shall, and shall ensure that its Affiliates and its and their respective officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose, any Confidential Information or materials furnished to it by another Party or its Affiliates (including, without limitation, know-how of the disclosing Party or its Affiliates). The foregoing obligations shall not apply to any information disclosed by a Party or its Affiliates hereunder to the extent that the receiving Party can demonstrate with competent evidence that such Confidential Information:
(a)    was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;
(d)    was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party or its Affiliates; or
(e)    was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party or its Affiliates.
Specific information shall not become exempt from the obligations herein merely because it is embraced by general information within any of the exceptions according to Section 11.1 (a) – (e) above. Combinations of parts of information are not exempt from the obligations herein if any of the exceptions of Section 11.1 (a) – (e) applies only to such parts but not to their combination.
A receiving Party shall notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Article 11 by the receiving Party or its Affiliates, and shall cooperate with the disclosing Party and its Affiliates in every reasonable way to help the disclosing Party and its Affiliates regain possession of such Confidential Information and to prevent its further unauthorized use.
11.2    Authorized Disclosure. A Party or its Affiliates may disclose the Confidential Information belonging to another Party or its Affiliates to the extent such disclosure is reasonably necessary in the following instances:
(a)    filing or prosecuting Patents as permitted in this Agreement with the advance written consent of the disclosing Party, such consent not to be unreasonably withheld, conditioned or delayed;
(b)    regulatory filings with any governmental authority necessary for the activities contemplated under this Agreement;
(c)    disclosure required by applicable securities laws and regulations (including Nasdaq rules), provided, however, that the disclosure therein is limited to the extent necessary, as determined by securities counsel for the Party seeking to make such disclosure, and provided such Party endeavors to obtain confidential treatment of any disclosed information to the extent allowed under Applicable Law;

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)    in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, subcontractors or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11; or
(e)    in connection with litigation to which a Party is a party or otherwise as required by valid court order or legal process; provided, however, that such Party gives the disclosing Party advance notice of such required disclosure, limits the disclosure to that actually required as determined by counsel for the Party seeking to make such disclosure, and cooperates in any other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.
11.3    Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement shall be treated confidentially as Confidential Information of all the Parties. Notwithstanding the foregoing, (a) such terms may be disclosed by a Party in the context of a potential transaction to investment bankers, investors and potential investors, licensees, acquirers and potential acquirers, and their respective advisors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10 and (b) a copy of this Agreement may be filed by a Party with the U.S. Securities and Exchange Commission if required by applicable securities laws and regulations, as determined by securities counsel for the Party seeking to make such filing. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, research and development information (such as Exhibit B), and other competitively sensitive information of each Party, to the extent allowed, as reasonably determined by securities counsel for the Party seeking to make such disclosure. In addition, Solazyme, Inc. may disclose the definition of “Products”, Product use fields and the limits and restrictions on the licenses set forth in Article 6 to licensees and potential licensees of its Technology to the extent that it is necessary to enable Solazyme, Inc. to license its Technology outside the scope of the licenses granted to the Company hereunder; provided, however, that the licensee or potential licensee has undertaken written confidentiality obligations at least as stringent as those set forth in this Article 11.

ARTICLE 12
INDEMNIFICATION
12.1    Indemnification.
(a)    Indemnity Obligation to the Solazyme Group.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)    From the Company. The Company agrees to indemnify and hold harmless, each of the members of the Solazyme Group, and each of their respective officers, directors, employees and agents (each a “Solazyme Indemnitee”) from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees) or judgments or amounts paid in settlement that any Solazyme Indemnitee may suffer as a result of any Third Party claims, demands, actions or other proceedings to the extent arising out of or in connection with: (i) any breach or inaccuracy of any of the representations, warranties or covenants in this Agreement of any of its Company Indemnitees; or (ii) any acts (whether of omission or commission) by any of its Company Indemnitees or its sublicensees, relating to the development, manufacture, importation, use, offer for sale, sale or other commercial exploitation of any Product, including, without limitation, patent infringement, product liability and environmental claims, except, in each case, to the extent due to the negligence or willful misconduct of a Solazyme Indemnitee or breach or inaccuracy of any of the representations, warranties or covenants in this Agreement of any Solazyme Indemnitee.
(ii)    From SB Oils. SB Oils agrees to indemnify and hold harmless, each Solazyme Indemnitee from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees) or judgments or amounts paid in settlement that any Solazyme Indemnitee may suffer as a result of any Third Party claims, demands, actions or other proceedings to the extent arising out of or in connection with: (i) any breach or inaccuracy of any of the representations, warranties or covenants in this Agreement of any of its Company Indemnitees; or (ii) any acts (whether of omission or commission) by any of its Company Indemnitees or its sublicensees, relating to the development, manufacture, importation, use, offer for sale, sale or other commercial exploitation of any Product, including, without limitation, patent infringement, product liability and environmental claims, except, in each case, to the extent due to the negligence or willful misconduct of a Solazyme Indemnitee or breach or inaccuracy of any of the representations, warranties or covenants in this Agreement of any Solazyme Indemnitee.
(b)    Indemnity Obligation to the JV Companies.
(i)    From Solazyme, Inc. Solazyme, Inc. agrees to indemnify and hold harmless each of the JV Companies, and each of their respective officers, directors, employees and agents (each a “Company Indemnitee”) from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees) or judgments or amounts paid in settlement that any Company Indemnitee may suffer as a result of any Third Party claims, demands, actions or other

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

proceedings to the extent arising out of or in connection with any breach or inaccuracy of any of the representations, warranties or covenants in this Agreement of any of its Solazyme Indemnitees, except to the extent due to the negligence or willful misconduct of a Company Indemnitee or breach or inaccuracy of any of the representations, warranties or covenants in this Agreement of any Company Indemnitee,
(ii)    From Solazyme Brazil. Solazyme Brazil agrees to indemnify and hold harmless each Company Indemnitee from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees) or judgments or amounts paid in settlement that any Company Indemnitee may suffer as a result of any Third Party claims, demands, actions or other proceedings to the extent arising out of or in connection with any breach or inaccuracy of any of the representations, warranties or covenants in this Agreement of any of its Solazyme Indemnitees, except to the extent due to the negligence or willful misconduct of a Company Indemnitee or breach or inaccuracy of any of the representations, warranties or covenants in this Agreement of any Company Indemnitee.
(c)    Procedure. If a Party intends to claim indemnification under Section 12.1(a) or Section 12.1(b), such Party (the “Indemnitee”) shall promptly notify the Party from whom it is seeking indemnity (the “Indemnitor”) in writing of any claim for indemnification, and, except as otherwise expressly provided in this Agreement, the Indemnitor shall have control of the defense or settlement thereof using counsel reasonably acceptable to the Indemnitee. However, if the Indemnitee believes (based on the advice of outside counsel) that due to potential conflicts of interest between the Indemnitee and the Indemnitor, representation of the Indemnitee by the Indemnitor’s counsel would be inappropriate (e.g., due to issues relating to the scope of the rights licensed to the Indemnitor in this Agreement, and rights licensed to another entity), the Indemnitee may select separate counsel and the Indemnitor shall be responsible for the costs of such representation of the Indemnitee. Under all other circumstances, the Indemnitee may, in its sole discretion, participate in any such proceeding with separate counsel of its choice, at its own expense. The foregoing indemnity obligation shall not apply to amounts paid by the Indemnitee in settlement of any claim if such settlement is effected by the Indemnitee without the consent of the Indemnitor, which consent shall not be withheld unreasonably. At the Indemnitor’s request and expense, the Indemnitee and its employees and agents shall provide reasonable cooperation to the Indemnitor and its legal representatives in the investigation of and preparation for the defense against any action, claim or liability covered by this indemnification. The Indemnitor shall not enter into any settlement or consent to an adverse judgment in any such claim, demand, action or other proceeding that admits any wrongdoing on the part of the Indemnitee or its officers, directors, employees or agents, or that imposes additional obligations (financial or otherwise) on the Indemnitee, without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)    For the purposes of this Section 12.1 a Third Party claim shall not include a claim made by or on behalf of a member of the Bunge Group.
12.2    Limitation on Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 12.2, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY ANOTHER PARTY, AS THE CASE MAY BE (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN. NOTWITHSTANDING THE FOREGOING, (A) THE ABOVE LIMITATIONS SHALL NOT APPLY IN THE EVENT OF DAMAGES ARISING OUT OF A BREACH OF THE NON-DISCLOSURE AND NON-USE OBLIGATIONS UNDER ARTICLE 11 OR UNAUTHORIZED EXPLOITATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS BEYOND THAT LICENSED UNDER ARTICLE 6, AND (B) NOTHING IN THIS SECTION 12.2 IS INTENDED TO LIMIT ANY PARTY’S OBLIGATIONS UNDER SECTION 12.1 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.

ARTICLE 13
TERM; TERMINATION
13.1    Term. The term of this Agreement shall commence on the Effective Date and, except as provided in this Article 13, shall continue in full force until † (such period during which this Agreement remains in effect in whole or in part, the “Term”).
13.2    Partial Termination upon Material Breach.
(a)    If a member of the Solazyme Group is in material breach of any of its obligations under Articles 2, 4 or 5 of this Agreement, a JV Company may give to the breaching Party a written notice specifying the nature of the default, requiring it to make good or otherwise cure such breach, and stating its intention to terminate this Agreement in part if such breach is not cured. Subject to Article 14 and Section 15.8, if such breach is not cured within ninety (90) days (or thirty (30) days with respect to breach of a payment obligation) after the receipt of such notice (or, if not capable of cure within ninety (90) days, the breaching Party is not using commercially reasonable efforts to cure or is not diligently pursuing such cure), the JV Company shall be entitled, without prejudice to any of its other rights conferred under this Agreement, and

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

in addition to any other remedies available to it by law or in equity, to terminate the provisions of Section 2.1 together with Sections 2.2, 2.4, 2.5 and 2.7 (but not individually) for a material breach of Article 2, all of Article 4 (other than the first sentence of Section 4.2) for a material breach of Article 4, or all of Article 5 (other than the second sentence of Section 5.1) for a material breach of Article 5, by written notice to the other Parties.
(b)    If a JV Company is in material breach of any of its obligations under Articles 2, 4 or 5 of this Agreement, Solazyme, Inc. may give to the breaching Party a written notice specifying the nature of the default, requiring it to make good or otherwise cure such breach, and stating its intention to terminate this Agreement in part if such breach is not cured. Subject to Article 14 and Section 15.8, if such breach is not cured within ninety (90) days (or thirty (30) days with respect to breach of a payment obligation) after the receipt of such notice (or, if not capable of cure within ninety (90) days, the breaching Party is not using commercially reasonable efforts to cure or is not diligently pursuing such cure), Solazyme, Inc. shall be entitled, without prejudice to any of its other rights conferred under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate the provisions of Section 2.1 together with Sections 2.2, 2.4, 2.5 and 2.7 (but not individually) for a material breach of Article 2, all of Article 4 (other than the first sentence of Section 4.2) for a material breach of Article 4, or all of Article 5 for a material breach of Article 5 (other than the second sentence of Section 5.1), by written notice to the other Parties.
(c)    Except as provided in Sections 13.2(a) or (b) or in the Joint Venture Agreement, this Agreement may not be terminated for breach, including a material breach, of this Agreement by any other Party.
13.3    Partial Termination for Insolvency.
(a)    If voluntary or involuntary proceedings by or against a JV Company are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, Solazyme, Inc. may immediately terminate any or all of Articles 2 (other than Sections 2.3 and 2.6), 4 (other than the first sentence of Section 4.2) and 5 (other than the second sentence of Section 5.1) by written notice to the other Parties.
(b)    If voluntary or involuntary proceedings by or against Solazyme, Inc. or Solazyme Brazil are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such a Party for corporate

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, a JV Company may immediately terminate any or all of Articles 2 (other than Sections 2.3 and 2.6), 4 (other than the first sentence of Section 4.2) and 5 (other than the second sentence of Section 5.1) by written notice to the other Parties.
13.4    Partial Termination Pursuant to Joint Venture Agreement. Sections 2.1, 2.2, 2.4, 2.5 and 2.7 and Articles 4 (other than the first sentence of Section 4.2) and 5 (other than the second sentence of Section 5.1) shall terminate automatically upon the consummation of the Bunge Group’s acquisition of the Solazyme Group’s interest in the Company pursuant to Section 9.1(e)(ii), 12.2(a)(v), 12.2(b)(v) or 12.3(c)(vi) of the Joint Venture Agreement.
13.5    Complete Termination for Dissolution.
(a)    This Agreement will terminate automatically if the Company is dissolved pursuant to any of Sections 17.1(a)(iv), (vi), (vii) or (viii) of the Joint Venture Agreement.
(b)    A Party may terminate this Agreement immediately upon notice to the other Parties if the Company is dissolved pursuant to Section 17.1(a)(v) of the Joint Venture Agreement due to the insolvency or bankruptcy of the Company or SB Oils.
13.6    Certain Effects of Termination. Upon complete termination of this Agreement (i.e., not including partial termination pursuant to Sections 13.2, 13.3 or 13.4, but including termination pursuant to Section 13.5), all licenses for Technology granted under this Agreement (other than in Section 6.5) shall immediately terminate, the JV Companies shall promptly cease using all such Technology and shall return to Solazyme, Inc. (or destroy and provide Solazyme, Inc. with a certificate of destruction) all Transferred Materials and Confidential Information provided by a member of the Solazyme Group; provided, however, that the JV Companies shall be entitled to retain copies of the Solazyme Group’s Transferred Materials and Confidential Information to the extent necessary to comply with Applicable Law and shall be entitled to retain one copy of the Solazyme Group’s Confidential Information for archival purposes.
13.7    Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination.
13.8    Survival. Termination shall not relieve a Party from obligations that are expressly indicated to survive termination of this Agreement. Without limiting the foregoing, the provisions of Sections 2.3, 2.6, 6.3, 6.10, 10.2, 13.6, 13.7, and 13.8, the first sentence of Section 4.2, second sentence of Section 5.1 and Articles 1, 7 (vis-à-vis sales of Products manufactured

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

during the Term), 8, 9, 11, 12, 14 and 15 shall survive the expiration or complete termination of this Agreement for any reason.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 14
DISPUTE RESOLUTION
14.1    Negotiation. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably among themselves. Any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Parties, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the Chief Executive Officer of Solazyme, Inc. and to the President of the Company, for good faith discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall proceed to mediation as provided under Section 14.2.
14.2    Mediation.
(a)    If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, then the Parties agree before resorting to resolution pursuant to any other means, to first try in good faith to settle the dispute by non-binding mediation with a neutral mediator; provided, however, that if such mediation has not occurred within sixty (60) days after a written request for mediation by any Party, then any Party may proceed to resolution pursuant to any other means.
(b)    Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Parties procedurally or otherwise. No statements made by a Party during the mediation may be used by any other Party or referred to during any subsequent proceedings.
(c)    Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, even though mediation has not been commenced or completed.
14.3    Language of Dispute Resolution. All proceedings under this Article 14 (including pursuant to any other means of dispute resolution) shall be conducted in the English language and all documents exchanged among the Parties or submitted in the context of a proceeding under this Article 14 (including pursuant to any other means of dispute resolution) shall be in English or shall be accompanied with a certified English translation of the original document.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 15
MISCELLANEOUS
15.1    Notice.
(a)    All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours or if not confirmed by telephone, then on the next Business Day, (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt or (iv) ten (10) Business Days after the date of dispatch when sent by first class or airmail letter; provided, however, that, in any such case, such communication is addressed as provided in the immediately following paragraph (b).
(b)    All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:
if to the Company, to:
Solazyme Bunge Renewable Oils Coöperatief U.A.
225 Gateway Boulevard
South San Francisco, CA 94080
Attn: Managing Directors
Telephone: †
Facsimile: †

with copies to:
Solazyme, Inc.
225 Gateway Boulevard
South San Francisco, CA 94080
Attn: General Counsel
Telephone: †
Facsimile: †
and to:

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Bunge North America, Inc.
11720 Borman Dr.
St. Louis, MO 63146
Attn: General Counsel
Telephone: †
Facsimile: †
or to such other address as the Company may designate in a written notice to the other Parties;
if to SB Oils, to:
Solazyme Bunge Produtos Renováveis Ltda.
Fazenda Moema, s/n, Zona Rural, Orindiúva
São Paulo, 15480-000, Brazil
Attn: General Manager
Telephone: [•]
Facsimile: [•]

with copies to:
Solazyme, Inc.
225 Gateway Boulevard
South San Francisco, CA 94080
Attn: General Counsel
Telephone: †
Facsimile: †
and to:
Bunge North America, Inc.
11720 Borman Dr.
St. Louis, MO 63146
Attn: General Counsel
Telephone: †
Facsimile: †
or to such other address as SB Oils may designate in a written notice to the other Parties;
if to Solazyme, Inc., to:
Solazyme, Inc.
225 Gateway Boulevard

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

South San Francisco, CA 94080
Attn: General Counsel
Telephone: †
Facsimile: †
or to such other address as Solazyme, Inc. may designate in a written notice to the other Parties; and
if to Solazyme Brazil, to:
Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda.
Rua Diogo Moreira
185, 4th floor unit 41
São Paulo/SP, Brazil
Attn: General Manager
Telephone: †
with a copy to:
Solazyme, Inc.
225 Gateway Boulevard
South San Francisco, CA 94080
Attn: General Counsel
Telephone: †
Facsimile: †
or to such other address as Solazyme Brazil may designate in a written notice to the other Parties.
15.2    Remedies for Breach. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies that any Party would otherwise have at law, in equity, by statute or otherwise.
15.3    Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. No Party shall incur any debts or make any commitments for any other Party.
15.4    Assignment. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Parties; provided, however, that a Party may assign or otherwise transfer this Agreement (a) to any Affiliate or (b) to any successor in interest by way of merger, sale of equity, or sale of all or substantially all of its assets provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the transferring Party.

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or other transfer not in accordance with this Section 15.4 shall be void. Notwithstanding the foregoing, in the event that a Party assigns or otherwise transfers this Agreement to its successor in interest by way of merger, sale of equity, or sale of all or substantially all of its assets, the intellectual property rights of such successor in interest, and of any of its Affiliates as of immediately prior to such assignment or other transfer, as existing immediately prior to the closing of such transaction, shall be automatically excluded from the rights licensed to another Party under this Agreement.
15.5    Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other reasonable acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.6    Force Majeure. No Party shall be liable to another Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of god, earthquake, fire, flood, war, accident, explosion, breakdowns or labor trouble; embargoes or other import or export restrictions; shortage of or inability to obtain energy, equipment, transportation or feedstock; or good faith compliance with any regulation, direction or request (whether valid or invalid) made by any governmental authority or any other reason that is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.
15.7    Governing Law; Consent to Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles. The Parties hereby irrevocably and unconditionally (i) consent to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in New York, New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating thereto except in such courts, (ii) agree that service of any process, summons, notice or document by United States registered or certified mail, to a Party’s address in effect pursuant to Section 15.1, shall be effective service of process for any action, suit or proceeding brought in any such court, (iii) waive any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and (iv) waive and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, (a) a Party shall be entitled to seek injunctive or similar relief in the courts of any jurisdiction to

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

protect such Party’s rights and interests ancillary to such litigation, and (b) any action between the Parties regarding the infringement or validity of any non-U.S. Patent may be brought by either Party in any court or tribunal having jurisdiction over the Parties and such Patent matters.
15.8    Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Article 14, any applicable time period set forth in this Agreement governing the underlying controversy or claim shall be tolled pending the outcome of the resolution process, after which the time period shall again begin to run.
15.9    Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.
15.10    Third Party Beneficiaries. Except for the rights of indemnitees set forth in Article 12, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties and their permitted assigns, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by any of the Parties.
15.11    Fees; Brokers. Each Party shall bear its own legal fees and expenses in connection with this Agreement and the transactions contemplated herein. Each Party represents and warrants to the other Parties that it has not engaged or been involved with any broker or finder in connection with the Agreement or the transactions contemplated herein, and each Party agrees to indemnify and hold the other Parties harmless from and against any broker’s, finder’s or similar fees for which it is responsible.
15.12    Advice of Counsel. Each Party has consulted counsel of their choice regarding this Agreement, and each Party acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.
15.13    Entire Agreement; Amendments. The Joint Venture Agreement, this Agreement (including its Exhibits) and the other JV Agreements, taken together, collectively represent the entire understanding and agreement among the Parties with respect to the subject matter of and

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the transactions contemplated by such agreements. The provisions of this Agreement shall be construed within the four corners of this Agreement; provided, however, that reasonable efforts shall be made to interpret and give full force and effect to the provisions of this Agreement in a manner that is not inconsistent with the interpretation given to the relevant provisions of the other JV Agreements and that gives full force and effect to all relevant provisions of the JV Agreements in their entirety. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
15.14    Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided, however, that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by the other Parties of a breach of any term or provision of this Agreement by a Party shall not be construed as a waiver of any subsequent breach.
15.15    Translation. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this English language version of this Agreement, this English language version of this Agreement shall prevail.
15.16    Export, Import and Regulatory Laws. Notwithstanding anything to the contrary contained herein, all obligations of the Parties and their Affiliates are subject to prior compliance with U.S., Brazilian and applicable foreign import and export regulations and such other U.S., Brazilian and foreign Applicable Laws. Each of the Parties shall each use its reasonable efforts to obtain all required approvals for its own activities. Each Party shall cooperate with the other Parties and shall provide help to the other Parties as reasonably necessary to obtain any required approvals.
15.17    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signature pages received by facsimile transmission or PDF shall be deemed the same as signature pages with original signatures.
[Signature page follows.]

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SOLAZYME, INC. By: /s/ Jonathan Wolfson Name: Jonathan Wolfson Title:CEO
SOLAZYME BRASIL ÓLEOS RENOVÁVEIS E BIOPRODUTOS LTDA. By: /s/ Walfredo Linhares Name: Walfredo Linhares Title: Diretor Geral
SOLAZYME BUNGE RENEWABLE OILS COÖPERATIEF U.A. By: /s/ Tyler Painter Name: Tyler Painter Title: Managing Director
SOLAZYME BUNGE PRODUTOS RENOVÁVEIS LTDA. By: /s/ Andre Junqueira S. Pereira Name: Andre Junqueira S. Pereira Title: Diretor Administ. Financeiro

Signature page to Solazyme Development Agreement

† Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A
Defined Terms
“Accounting Standards” means generally accepted accounting principles applicable internationally or in a particular country (e.g., International Accounting Standards, U.S. GAAP), consistently applied.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. As used in this definition, “Control” means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, but only during such time as such power exists. Notwithstanding the foregoing, for purposes of this Agreement, (i) neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any member of the Solazyme Group or the Bunge Group, (ii) no member of the Solazyme Group shall be deemed to be an Affiliate of the Company or any of its Subsidiaries and (ii) no member of the Bunge Group shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.
“Allowable Deductions” means amounts covering: the return of Product (in the form provided to the Third Party (i.e., unblended, unaltered, unprocessed etc.)) (including return reserves and allowances actually given for spoiled, damaged and rejected Product, and withdrawals and recalls by a JV Company), taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly imposed upon and paid with respect to such Product sales, excluding any taxes on income); in each case, only to the extent such deductions are applied in accordance with applicable Accounting Standards, are actually incurred, are included in the amount of gross sales invoiced and separately identified on the invoice or other documentation maintained in the ordinary course of business and are not otherwise recovered by or reimbursed to the JV Companies.
“Applicable Law” means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or by government authorities.
“Background Technology” means any Technology (i) Controlled by a Party as of the Effective Date, or (ii) Controlled by a Party at any time after the Effective Date and developed or acquired by or on behalf of a Party independent of this Agreement or any of the other JV Agreements. As used in this definition, “Controlled” means, with respect to any item of Technology or intellectual property rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

right to or under, such Technology or intellectual property as provided for herein without violating the terms of any agreement or other arrangements with any Third Party or requiring the payment of additional consideration specifically in connection with such grant unless that other Party has agreed in writing to pay for the amount of such payment.
“Brazil” means the Federative Republic of Brazil.
“Brazil Affiliates” has the meaning set forth in Section 7.3 of the Joint Venture Agreement.
“Bunge Group” means Bunge Global Innovation, LLC and its Affiliates.
“Business Day” means any day other than a Saturday or Sunday on which federal or state-chartered banks located in New York, New York are open for the conduct of ordinary commercial banking business.
“† Products” means † and †.
“†” means triglyceride oils with greater than †fatty acid chains, manufactured through Microbe-Based Catalysis.
“†” means triglyceride oils with greater than † percent † † fatty acid chains, manufactured through Microbe-Based Catalysis, excluding triglyceride oils †.
“† Products” means dry algal biomass and extracted oils with †, manufactured through Microbe-Based Catalysis.
“† Project Plan” means Project Plan No. 1 effective as of October 27, 2015 directed to the development of † Products, as such Project Plan may be amended by the Parties from time to time.
“Feed Field” means the animal feed and † fields.
“Fine Chemical Consumer Product Ingredients” means Products produced in low volumes (under † per sale) to be used as ingredients in consumer products in the Personal Care Field.
“First Commercial Sale” means the first sale of a Product to a Third Party following the receipt of any Regulatory Approval required for the sale of such Product.
“Food Field” means the human food and beverage field.

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Fully-Loaded Cost” means (i) the actual cost of consumable materials, plus (ii) in regard to personnel, such person’s base salary, bonus, social and retirement benefits, any accounting charge for equity compensation (each, as applicable) and a reasonable allocation of overhead consistent with Accounting Standards applicable to the reporting Person as consistently applied; provided, however, that the costs calculated pursuant to this subclause (ii) shall not exceed 220% of the applicable person’s base salary.
“Gross Margin” means the excess of Net Sales over Variable Production Cost.
“High-Oleic Products” means the following three (3) high-oleic triglyceride oils that have been developed by the Solazyme Group, manufactured through Microbe-Based Catalysis:
1) High Stability High-Oleic Oil:
†
2) Low Sat High-Oleic Oil
†
3) Combined High Stability and Low-Sat High Oleic Oil
†
“JV Agreements” means, collectively: (a) the Amended and Restated Joint Venture Agreement dated as of the Effective Date by and among the JV Companies, various members of the Bunge Group and various members of the Solazyme Group (the “Joint Venture Agreement”); (b) this Agreement; (c) the Amended and Restated Bunge Development Agreement dated as of the Effective Date by and among Bunge Global Innovation, LLC, Bunge Açúcar Bioenergia Ltda., the Company and SB Oils; (d) the Amended and Restated Cross-License Agreement dated as of the Effective Date by and between Solazyme, Inc. and Bunge Global Innovation, LLC; (e) the Amended and Restated Feedstock Supply Agreement dated as of the Effective Date by and between Usina Moema Açúcar e Álcool Ltda. and SB Oils; (f) the Administrative Services Agreement dated as of March 30, 2012 by and among Solazyme Brazil, Bunge Açúcar Bioenergia Ltda. and SB Oils (the “Administrative Services Agreement”); (g) the Amended and Restated Utility Supply Agreement, dated as of the Effective Date by and between Usina Moema Açúcar e Álcool Ltda. and SB Oils; (h) the Credit Agreement, dated as of September 13, 2013, by and between the Company and Bunge Finance B.V.; (i) the Loan Facility Agreement, dated as of December 17, 2013, by and between Bunge Alimentos S.A., SB Oils and Solazyme Inc., as amended as of October 17, 2014; (j) the Pledge Agreement Over Inventory, dated as of December 17, 2013, by and between Bunge Alimentos S.A. and SB Oils, as amended

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

as of August 7, 2014 and October 17, 2014; (k) the Pledge Agreement Over Receivables, dated as of December 17, 2013, by and between Bunge Alimentos S.A. and SB Oils, as amended as of October 17, 2014; (l) any RBD Services Agreement entered into by in connection with Section 7.7 of the Joint Venture Agreement; (m) each of the Manufacturing and Supply Agreements between SB Oils, on the one hand, and a Brazil Affiliate or Sales Affiliate, on the other hand, as may be entered from time to time substantially in the form of the agreement attached to the Joint Venture Agreement as an Exhibit, together with the applicable Sales Affiliate License Agreement between the Company, on the one hand, and the Brazil Affiliate or Sales Affiliate, on the other hand, substantially in the form attached to the Joint Venture Agreement as an Exhibit, entered contemporaneously with such Manufacturing and Supply Agreement (collectively, the “Sales and Distribution Agreements”); and (n) any future agreement among one or more of the parties hereto that is specifically designated in such agreement to be a “JV Agreement” as defined herein.
“JV Company Technology” means all Technology developed by or on behalf of a JV Company to the extent not specified to the contrary in any of the JV Agreements. JV Company Technology includes: (a) Technology created or conceived by employees of the JV Companies (unless otherwise expressly stated in a JV Agreement), and (b) Technology created or conceived by contractors of the JV Companies (unless otherwise expressly stated in a JV Agreement), including any Technology conceived or created by a member of the Solazyme Group or the Bunge Group while performing their duties on behalf of the Company under the Administrative Services Agreements (unless otherwise expressly stated in a JV Agreement).
“Knowledge of Solazyme” means the actual knowledge of Solazyme’s Chief Technology Officer, General Counsel, or Vice President – Intellectual Property.
“Maintenance Termination Date” means the date upon which the JV Companies stop paying the Technology Maintenance Fee to Solazyme, Inc.
“Microbe” means any single-celled microorganism with lipid-producing capability.
“Microbe-Based Catalysis” means that portion of a process in which a Microbe is used as a biocatalyst to convert a carbon source into a triglyceride oil or derivative from the lipid pathway starting with the introduction of carbon sources to the culture medium containing the Microbe and ending with the extraction of the oil or derivative from the Microbe (but not including any process after the extraction of the oil or derivative).
“Microbe Technology” means any Technology consisting of (i) Microbe-Based Catalysis, (ii) any biomass that results from Microbe-Based Catalysis, (iii) any Microbes used for the Microbe-Based Catalysis, (iv) any isolating, screening, selecting, cultivating, or processing of a Microbe used for Microbe-Based Catalysis, and the materials directly resulting from such

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

screening or selecting, (v) any genetic or metabolic engineering or mutagenesis of a Microbe used for Microbe-Based Catalysis, and the materials directly resulting from such genetic or metabolic engineering or mutagenesis, (vi) any oils or other materials resulting from the end of Microbe-Based Catalysis, and (vii) any method or process for separating, recovering or extracting any material from any biomass that results from Microbe-Based Catalysis.
“Net Sales” means, on a Product-by-Product basis, the amount of gross sales of applicable Product invoiced by the JV Companies to Third Parties, less the Allowable Deductions. Notwithstanding the foregoing, amounts received by the JV Companies for the sale of Products among members of the JV Companies or with Sales Affiliates for resale shall not be included in the computation of Net Sales; provided, however, that if and when such Product is resold to Third Parties, the amount of gross sales of applicable Product invoiced by the JV Company or Sales Affiliate to the Third Party (less Allowable Deductions) shall be included in Net Sales. Upon delivery of the Product to the Third Party, the sale shall be considered final for the purposes of the computation of Net Sales. A “sale” shall include any transfer or other disposition for consideration, and Net Sales shall include the fair market value of all consideration received by the JV Companies or Sales Affiliates in respect of any sale of a Product, whether such consideration is in cash payment, in kind, exchange for value or another form. The JV Companies will use their standard accounting practices to reconcile amounts included or deducted in Net Sales for a particular Product on an annual basis and credit or debit Net Sales accordingly.
If a JV Company, Sales Affiliate or member of the Bunge Group provides services to a Third Party in connection with the sale or use of a Product (except where such Product is provided without consideration), then Net Sales shall also include the fair market value of such Product and services, subject to the following paragraph.
In the case of discounts on “bundles” of products and services that include Products, the JV Companies and Sales Affiliates may discount the bona fide list price of a Product by no more than the average percentage discount of all products of the JV Companies or Sales Affiliates in a particular “bundle,” calculated as follows:
Average percentage
discount on a         =    [1-(A/B)] x 100
particular “bundle”
where A equals the total discounted price of a particular “bundle” of products, and B equals the sum of the undiscounted bona fide list prices of each unit of every product in such “bundle”. The JV Companies and Sales Affiliates shall retain (and in the course of any audit subject to Section 8.4 provide to Solazyme, Inc.) documentation, establishing such average discount with respect to each “bundle”. If the JV Companies and Sales Affiliates cannot so establish the average discount

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of a “bundle”, Net Sales shall be based on the undiscounted list price of the Product in the “bundle”. If a Product in a “bundle” is not sold separately, and no bona fide list price exists for such Product, then the Parties shall negotiate in good faith an imputed list price for such Product and Net Sales with respect thereto shall be based on such imputed list price.
“Non-Exclusive Sales Products” means Products for which the Company does not have an exclusive sales right (including Products that lose their exclusive sales status as set forth in Section 6.5 after such loss of exclusivity), which as of the Effective Date consist of (i) † Products for use outside the Food Field and (ii) High-Oleic Products for use in any field.
“Oil Processing Technology” means any Technology for the processing of oil starting after the extraction of oil from a Microbe, to and through the point at which the triglyceride oil is suitable for sale, including methods and processes for purifying and processing triglyceride oils resulting from Microbe-Based Catalysis after the extraction of the triglyceride oils from the Microbe biomass, and the oils resulting from such processing.

“Patents” means (a) all national, regional and international patents and other indicia of ownership of an invention granted by any governmental authority, including utility patents, design patents, utility models, petty patents, inventors certificates and plant patents; (b) all applications for any of the foregoing, including divisional, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; and (c) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing (described in clauses (a) and (b)).

“Person” means any human being, organization, general partnership, limited partnership, corporation, limited liability company, cooperative, limitata, joint venture, trust, business trust, association, governmental entity or other legal entity.
“Personal Care Field” means the field of skin care, hair care, personal hygiene (eg., bath and shower, oral hygiene, deodorants, baby care) and beautification (eg., decorative cosmetics, fragrances and perfumes).
“Plants” means the Moema Facility and any other production facilities constructed by any of the JV Companies.
“Products” means, collectively, the † Products, the † Products, the † Products, and the High-Oleic Products.
“RBD” means (a) the filtering, washing, refining, bleaching and deodorizing of crude triglyceride oils or fats made by Microbe-Based Catalysis after extraction from the Microbe and (b) any other unit process used by any of the JV Companies to further purify or clarify Products sold by any of the JV Companies. For the avoidance of doubt, RBD does not include further processing or blending of the resulting triglyceride oil or fat product to make derivative products,

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any unit process to change the composition of the oil or fat, hydrogenation, enzymatic degumming, interesterification, fractionation, or winterization, or any activities associated with creating food, feed, or industrial applications for the triglyceride oil or fat.
“Regulatory Approval” means, with respect to a nation or, where applicable, a multinational jurisdiction, such approvals, licenses, registrations or authorizations that are required to be obtained from a regulatory agency prior to the manufacture, marketing and sale of a Product for use in the field in such country or multinational jurisdiction.
“Research and Development Project” means the program of research and development activities conducted by Solazyme, Inc., Solazyme Brazil or their Affiliates in accordance with a Project Plan.
“Royalty Products” means (i) † Products, (ii) High-Oleic Products, and (iii) any new † or † developed after the Effective Date by any member of the Solazyme Group and substantially different from any such Solazyme Group product as of the Effective Date. For the avoidance of doubt, the product referred to as † (triglyceride oils manufactured through Microbe-Based Catalysis with †) is not and will not be a Royalty Product nor are or will be any † Products.
“Sales Affiliates” has the meaning set forth in Section 7.3 of the Joint Venture Agreement.
“Solazyme Product Application Technology” means any Technology that (a) is conceived, made, or created after the Effective Date as a result of research or development activities specifically targeted to the use or application of Products, (b) is actually used by any Brazil Affiliate of Solazyme or Sales Affiliate of Solazyme in its respective use or application of Products, and (c) is Controlled by a member of the Solazyme Group, wherein the term “Controlled”, as used in this definition, has the same meaning as used in the definition of Background Technology. Notwithstanding the foregoing, Solazyme Product Application Technology does not include any Solazyme RBD Product Technology or Solazyme Project Technology that would otherwise fall within this definition of Solazyme Product Application Technology.
“Solazyme RBD Product Technology” means any Technology that (a) involves the performance of any RBD activity, (b) any Brazil Affiliate of the Solazyme Group or Sales Affiliate of the Solazyme Group requires any of the JV Companies to perform on any of the Products sold by a JV Company to any such Brazil Affiliate or Sales Affiliate, and (c) is Controlled by a member of the Solazyme Group, wherein the term “Controlled”, as used in this definition, has the same meaning as used in the definition of Background Technology. Notwithstanding the foregoing, Solazyme RBD Product Technology shall be deemed to exclude Solazyme Project Technology that would otherwise fall within this definition of Solazyme RBD Product Technology.

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“†” means the † of the date upon which a commercial strain for the first † Product is available for use at the Moema Facility.
“† Products” means triglyceride oils with greater than † fatty acid chains, manufactured through Microbe-Based Catalysis.
“† Project Plan” means Project Plan No. 2 effective as of October 27, 2015 directed to the development of † Products, as such Project Plan may be amended by the Parties from time to time.
“Subsidiary” means, with respect to a first Person, any other Person Controlled directly or indirectly by such first Person, wherein the term “Controlled”, as used in this definition, has the same meaning as used in the definition of Affiliate.
“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by the applicable federal government or other taxing authority.
“Technology” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical help, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, manufacturing procedures, test procedures, and purification and isolation techniques (in each case whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (in each case, whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing, and all related intellectual property rights.
“Third Party” means any Person other than a member of the Solazyme Group or a JV Company, and their permitted successors and assigns. For the purposes of the definition of Net Sales, Sales Affiliates and members of the Bunge Group shall not be considered Third Parties.
“Third Party Agreement” means any agreement entered into by Solazyme, Inc. or Solazyme Brazil with a Third Party, pursuant to which Solazyme, Inc. or Solazyme Brazil obtained or obtains a license or other rights to Technology, with the right to license or sublicense such rights, which may be useful to manufacture and sell Products.
“Variable Production Cost” means the total actual variable production cost of the Product, including the cost of feedstock (sugar), other raw materials, variable utilities and other variable costs (but not including overhead, labor, depreciation, facilities, allocated labor, or overhead allocations), including, if applicable, the costs of refining, bleaching and deodorizing the Product, and including a credit for the realized value of any co-product of the production of

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Products to the extent that such realized value is greater than the value of the co-product when sold into a bulk feed application, net of any delivery costs, or otherwise purifying the Product to make it ready for sale from the JV Companies.
Additional Definitions. Each of the following terms shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Term	Section Reference
Agreement	Preamble
Effective Date	Preamble
Company	Preamble
SB Oils	Preamble
JV Companies	Preamble
Solazyme, Inc.	Preamble
Solazyme Brazil	Preamble
Solazyme Group	Preamble
Original Joint Venture Agreement	Recitals
Moema Facility	Recitals
Initial Joint Venture	Recitals
Original Solazyme Development Agreement	Recitals
Joint Venture	Recitals
Party	1.2
Dollar	1.2

Reais	1.2
Project Plan	2.1(a)
Project Term	2.2
Solazyme Project Technology	2.6
Transferring Party	3.1(a)
Recipient	3.1(a)

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Transferred Materials	3.1(a)
Results	3.1(c)
Authorized Transferee	3.1(d)
Solazyme Platform Research	4.1
Solazyme Platform Technology	4.2
Technology Maintenance Fee	4.3
Solazyme Technical Services Technology	5.1
Retainer Year	5.2(b)
Solazyme Technology	6.1(a)(vi)
Actively Utilized	6.6
Estimated Royalty Payment	7.5
Royalty Report	7.6
Actual Royalty Payment	7.6(b)
Indemnified Taxes	8.6
Excluded Taxes	8.6
Additional Amounts	8.6
Confidential Information	11.1
Solazyme Indemnitee	12.1(a)(i)
Company Indemnitee	12.1(b)(i)
Indemnitee	12.1(c)
Indemnitor	12.1(c)
Term	13.1
Joint Venture Agreement	Definition of JV Agreements
Administrative Services Agreement	Definition of JV Agreements
Sales and Distribution Agreements	Definition of JV Agreements

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A – † Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B
Project Plan No. [1]
THIS RESEARCH AND DEVELOPMENT PROJECT PLAN NO. [1] (the “Project Plan”) is made and entered into as of ______, 201_ (the “Effective Date”), by and between Solazyme Bunge Renewable Oils Coöperatief U.A., a Dutch cooperative (the “Company”) and Solazyme, Inc., a Delaware corporation with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“Solazyme, Inc.”), and relates to the Amended and Restated Solazyme Development Agreement dated October 27, 2015 (the “Solazyme Development Agreement”). Pursuant to the Solazyme Development Agreement, Solazyme, Inc. has agreed to perform certain research and development for the Company in accordance with written Project Plans, such as this one, entered into from time-to-time.
Solazyme, Inc. and the Company hereby agree as follows:
1.    Project Plan. This document constitutes a “Project Plan” under the Development Agreement, and this Project Plan and the research and development contemplated herein are subject to the terms and provisions of the Development Agreement.
2.    Research/Development and Payment of Fees and Expenses. The specific research and development contemplated by this Project Plan and the related budget, timeline, payment schedule and other obligations are set forth as follows on the following attachment(s), which are incorporated herein by reference:
DESCRIPTION OF RESEARCH    ATTACHMENT 1
PROJECT BUDGET            ATTACHMENT 1
TIMELINE                ATTACHMENT 1
PAYMENT SCHEDULE        ATTACHMENT 1
3.    Term. The term of this Project Plan shall commence on the Effective Date and shall continue until the services described in Attachment 1 are completed, unless this Project Plan is earlier terminated in accordance with the Development Agreement or upon mutual agreement of Solazyme, Inc. and the Company.
4.    Amendments. No modification, amendment, or waiver of this Project Plan shall be effective unless in writing and duly executed and delivered by Solazyme, Inc. and the Company.
ACKNOWLEDGED, ACCEPTED AND AGREED TO:

SOLAZYME, INC.	SOLAZYME BUNGE RENEWABLE OILS COÖPERATIEF U.A.

By:______________________            By: ______________________
Name:                         Name:
Title:                         Title:

Exhibit B – Page 1